Exhibit 99.1

FOR RELEASE:	IMMEDIATELY

FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman 610-581-4800 or 610-525-2531 (evening); Joseph W. Rebl, Treasurer 610-526-2466 or 609-814-0507 (evening)

Bryn Mawr Bank Corporation Announces a 14% Increase in Income from Continuing Operations for the First Nine Months of 2003

BRYN MAWR, Pa., October 16, 2003—Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company, (the “Bank”), announced that income from continuing operations, during the first nine months of 2003, experienced a 14% increase of $1,050,000 or 12¢ in diluted earnings per common share, compared to the same nine month period in 2002, with per share data adjusted to reflect the two-for-one stock split effective October 1, 2003. The Corporation’s net income for the first nine months of 2003, however, was reduced by a loss of $1,970,000 from discontinued operations of its family office subsidiary, the Joseph W. Roskos & Co., whose assets were sold as of the end of the second quarter of 2003. Income from discontinued operations amounted to $56,000 for the same period in 2002.

As a result of the loss of $1,970,000 from discontinued operations, net income for the first nine months of 2003 was $6,561,000 down 13% from $7,537,000 reported for the same period in 2002. Diluted earnings per common share for the nine-month period were down 13% to 75¢ from 86¢ for the same period last year.

Third quarter income from continuing operations showed an 11% growth of $284,000, and diluted earnings per common share from continuing operations are up by 10% or 3¢ per share. Third quarter net income, increased by 15% to $3,083,000 from $2,672,000 reported for third quarter 2002, while diluted earnings per common share increased to 35¢, up 17% from 30¢ for last year’s third quarter.

According to Corporation Chairman Ted Peters, “For the third quarter of 2003, non-interest revenue streams were strong. Gains from loan sales were up 16% from the third quarter of 2002, and fees for trust services were up 9% for the same period.”

Peters continued, “Our traditional banking segment continues to perform well. Our outstanding loans are up 11% from September 30, 2002, funded by a 14% growth in bank deposits over the last 12 months. Our asset quality remains strong. Non-performing loans were $223,000 or  1/2 of 1% of total outstanding loans as of September 30, 2003, prompting bank management to lower the loan loss provision from $250,000 in third quarter 2002 to $167,000 during the third quarter 2003.”

Total other expenses increased by 6%, primarily due to increased amortization of mortgage servicing rights in the third quarter of 2003 compared to the same quarter in 2002. The increased amortization of mortgage servicing rights was substantially offset by a $350,000 recovery of previously charged-off impaired mortgage servicing rights. Salaries and employee benefits were up by 10% as a result of increased incentives related to corporate and business line profitability.

In other business, the Corporation’s Board of Directors approved a quarterly dividend of 10¢ per share, adjusted from 20¢, as a result of the two-for-one stock split effective October 1, 2003, payable December 1, 2003, to shareholders of record as of October 31, 2003.

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